RESIGNATION
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I, Neilan Vancas, the Treasurer and a director of Full Circle Promotions, Inc., a Nevada corporation, ("Company") hereby tender and submit my resignation as the Secretary and a director of the Company, such resignation to be effective upon this 20th day of October 2003.




/s/ Neilan Vancas
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Neilan Vancas